EXHIBIT 21.1

Consolidated Subsidiaries

As of March 31, 2004

Infonet Consulting Services Australia Pty, Ltd.	Australia
Infonet Belgium S.A.	Belgium
Infonet N.V./S.A.	Belgium
Infonet Services Canada, Inc.	Canada
Infonet China Limited	China
Infonet Primalliance Co., Limited	China
ESG Communications Incorporated	Delaware
IINS, Inc.	Delaware
Infonet Broadband Services Corporation	Delaware
Infonet Consulting Services, Inc.	Delaware
Infonet Corporation	Delaware
Infonet Corporation I	Delaware
Infonet CPE, Inc.	Delaware
Infonet Global Corporation	Delaware
Infonet Government Services, Inc.	Delaware
Infonet Private Networking Corporation	Delaware
Infonet Telecommunications Corporation	Delaware
Infonet USA Corporation	Delaware
International Information Services, Inc.	Delaware
Networks Telephony Corporation	Delaware
Infonet France, S.A.	France
Infonet Italia S.p.A.	Italy
Infonet Luxembourg S.A.	Luxembourg
Infonet Servicios de Communicaciones, S.A. de C.V.	Mexico
Infonet-ASP BV	Netherlands
Infonet Services Europe BV	Netherlands
Infocom Telecom LLC	Russia
Infonet Singapore Pte. Ltd.	Singapore
Infoservasia Pte. Ltd.	Singapore
Infonet Taiwan Co., Ltd.	Taiwan
Infonet Telekomunikasyon Hizmetleri A.S.	Turkey
IBSC Limited	UK
Infonet Consulting Services UK Ltd.	UK
Infonet Services UK Ltd.	UK
Infonet UK Ltd.	UK